As filed with the Securities and Exchange Commission on October 28, 2014
Registration No. 333-199623

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INNOVUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	90-0814124 (I.R.S. Employer Identification No.)

9171 Towne Centre Drive, Suite 440
San Diego, California 92122
(Address of principal executive offices) (Zip Code)

Compensation Agreement between Innovus Pharmaceuticals, Inc. and Marc J. Ross
  (Full title of the plan)

Dr. Bassam Damaj, President and Chief Executive Officer
Innovus Pharmaceuticals, Inc.
9171 Towne Centre Drive, Suite 440
San Diego, California 92122
 (Name and address of agent for service)

858-964-5123
 (Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value (2)	150,000	$0.275	$41,250.00	$4.79
Total	150,000	$0.275	$41,250.00	$4.79 (3)

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the OTC Markets on October 21, 2014, which was $0.275 per share.

(2)	Represents shares of common stock issuable pursuant to the Compensation Agreement between Innovus Pharmaceuticals, Inc. and Marc J. Ross (the “Consulting Agreement”).

(3)	Fee previously paid.

EXPLANATORY NOTE

The purpose of this Amendment No. 1 (the “Amendment”) to Registration Statement on Form S-8 (No. 333-199623) that was filed by Innovus Pharmaceuticals, Inc. (the “Company”) with the Securities and Exchange Commission on October 27, 2014 (the “Form S-8”), is to file a revised Exhibit 5.01 to the original filing.

No other changes have been made to the Form S-8.  This Amendment speaks as of the original filing date of the Form S-8, does not reflect events that may have occurred subsequent to the original filing date and does not modify or update in any way disclosures made in the Form S-8, except as otherwise set forth above.

This Registration Statement is being filed by the Company in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) in order to register up to 150,000 shares of the Company’s common stock, par value $0.001 per share which are issuable under the Company’s Consulting Agreement with Marc J. Ross (the “Consultant”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                 Plan Information.

The Company will provide the Consultant with documents that contain information related to the Consulting Agreement and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not required to be and are not being filed as a part of this Registration Statement on Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.                 Registrant Information and Employee Plan Annual Information.

We will provide to the Consultant a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

Dr. Bassam Damaj, President and Chief Executive Officer
Innovus Pharmaceuticals, Inc.
9171 Towne Centre Drive, Suite 440
San Diego, California 92122
858-964-5123

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on March 28, 2014;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014, as filed with the SEC on May 14, 2014;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014, as filed with the SEC on August 14, 2014;

•	Our Current Report on Form 8-K, as filed with the SEC on February 10, 2014;

•	Our Current Report on Form 8-K, as filed with the SEC on February 11, 2014;

•	Our Current Report on Form 8-K, as filed with the SEC on February 20, 2014;

•	Our Current Report on Form 8-K/A, as filed with the SEC on March 10, 2014;

•	Our Current Report on Form 8-K, as filed with the SEC on July 23, 2014;

•	Our Current Report on Form 8-K, as filed with the SEC on September 18, 2014;

•	Our Current Report on Form 8-K, as filed with the SEC on September 22, 2014;

•	Our Current Report on Form 8-K, as filed with the SEC on September 24, 2014;

•	Our Current Report on Form 8-K, as filed with the SEC on October 3, 2014; and

•	The description of our common stock contained in our Registration Statement on Form 10-SB, filed with the SEC on December 20, 2007, as amended on December 28, 2007.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The class of securities to be offered is registered under Section 12 of the Exchange Act and accordingly, no information under Item 202 of Regulation S-K is required.

Item 5. Interests of Named Experts and Counsel.

Sichenzia Ross Friedman Ference LLP will pass upon the validity of the common stock to be issued in this offering. An attorney employed by this law firm is entitled to receive up to 150,000 shares of common stock issuable pursuant to the Consulting Agreement entered into between the Company and Marc J. Ross, a partner of Sichenzia Ross Friedman Ference LLP, which are being registered pursuant to this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 78.138 of the Nevada Revised Statutes, as amended (the “NRS”) provides that a director or officer of company incorporated in Nevada will not be individually liable unless it is proven that (i) the director's or officer's acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of NRS permits a company to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

Section 78.751 of NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of NRS further permits the Nevada company to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise.

Section 78.752 of NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Nevada company, or is or was serving at the request of the Nevada company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the Nevada company has the authority to indemnify him against such liability and expenses.

Our articles of incorporation and bylaws, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of these provisions of our charter documents, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our charter documents, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

None.

Item 8. Exhibits.

See attached Exhibit Index.

Item 9. Undertakings.

               (1) The undersigned Registrant hereby undertakes to:

     (a)           File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b)           For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of the securities at the time to be the initial bona fide offering thereof.

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on October 28, 2014

INNOVUS PHARMACEUTICALS, INC.

By:	/s/ Bassam Damaj
Bassam Damaj
President and Chief Executive Officer

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Bassam Damaj	Chief Executive Officer, President and Director (Principal executive officer)	October 28, 2014
Bassam Damaj

/s/ Lynnette Dillen	Executive Vice President, Chief Financial Officer (Principal financial and accounting officer)	October 28, 2014
Lynnette Dillen

/s/ Henry Esber	Director	October 28, 2014
Henry Esber

/s/ Ziad Mirza	Director	October 28, 2014
Ziad Mirza

/s/ Vivian Liu	Director	October 28, 2014
Vivian Liu

EXHIBIT INDEX

Exhibit Number	Description
5.01	Opinion of Sichenzia Ross Friedman Ference LLP**
10.01	Consulting Agreement between Innovus Pharmaceuticals, Inc. and Marc J. Ross, dated as of October 22, 2014*
23.01	Consent of EisnerAmper LLP**
23.02	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.01)**
_____________

* Previously filed on Form S-8 on October 27, 2014.
**Filed herewith.